Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS THIRD QUARTER 2013 RESULTS

•	Revenues for the quarter increased 2.7% to $1,387 million, up 3.7% in constant currency
•	Adjusted EBITDA for the quarter grew 4.2% to $398 million, up 5.6% in constant currency
•	Income from continuing operations for the quarter grew 52.3% to $131 million, up 54.1% in constant currency
•	Adjusted Net Income for the quarter grew 17.0% to $193 million, up 18.4% in constant currency.
•	Adjusted Net Income per share was $0.50; Income from continuing operations per share was $0.35
•	Year to date free cash flow of $326 million, up 48.9% versus prior year; operating cash flow of $581 million, up 30.9% versus prior year
•	Completed the acquisition of Arbitron, now rebranded as Nielsen Audio

New York, USA – October 23, 2013 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the third quarter ended September 30, 2013.

“Nielsen’s third quarter represented consistent revenue and profit growth driven by our ongoing commitment to innovation and global expansion,” said David Calhoun, Chief Executive Officer of Nielsen.

Calhoun continued, “The quarter also marked the completion of the Arbitron acquisition, which has been rebranded as Nielsen Audio. The integration is progressing smoothly and we are excited about the opportunities that lay ahead as we feel confident the combined company will continue to drive incremental value for customers and shareholders.”

Third Quarter 2013 Operating Results

Revenues for the third quarter increased 2.7% to $1,387 million, or 3.7% on a constant currency basis compared to the third quarter of 2012.

Within the Buy business, revenues increased 2.2% to $871 million, or 3.3% on a constant currency basis. Growth in Information Services was steady, but muted by the year-over-year Walmart comparable bringing constant currency revenue growth to 1.8%.  Insights Services grew 8.4% on a constant currency basis, driven by increased client demand for our analytic services versus last year. Total revenue from developing markets grew 7.5% on a constant currency basis, with double-digit growth in many key markets as both global and local clients continued to increase their demand for our retail measurement services and analytics.

Within the Watch business, revenues increased 3.4% to $516 million, or 4.2% on a constant currency basis, primarily driven by 5.0% constant currency growth in core Television measurement. This was partially offset by the ongoing exit of certain international online legacy products.

Adjusted EBITDA for the third quarter increased 4.2% to $398 million, or 5.6% on a constant currency basis compared to the third quarter of 2012. We continue to see the benefits of productivity efforts that enable our reinvestment in growth initiatives.

Income from continuing operations for the third quarter increased 52.3% to $131 million, or 54.1% on a constant currency basis compared to the third quarter of 2012.  Income from continuing operations per share, on a diluted basis, was $0.35 compared to $0.23 in the third quarter of 2012.

Adjusted Net Income for the third quarter increased 17.0% to $193 million, or 18.4% on a constant currency basis compared to the third quarter of 2012.  Adjusted Net Income per share on a diluted basis was $0.50 compared to $0.44 in the third quarter of 2012.

Financial Position

As of September 30, 2013, cash balances were $737 million and gross debt was $6,882 million. Net debt (gross debt less cash and cash equivalents) was $6,145 million and our net debt leverage ratio was 3.93x at the end of the quarter.  Our proforma net debt leverage ratio, adjusted for Arbitron, was 3.56x at the end of the quarter.  Capital expenditures were $85 million for the third quarter of 2013 as compared to $73 million for the third quarter of 2012.

Free cash flow for the third quarter decreased to $236 million from $258 million in the third quarter of 2012. Stronger operating performance and favorable interest expense partially offset the year over year decline due to the sale of the Exposition business. Year to date free cash flow is $326 million, up from $219 million.

In September 2013, we issued $625 million aggregate principal amount of 5.500% Senior Notes which mature on October 1, 2021 (the “Notes”).  In connection with the issuance of the Notes, we called for the redemption of the $213 million outstanding principal amount of the 11.625% Senior Notes due 2014, effective October 23, 2013, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date and an applicable premium.

Other Matters

On September 30, 2013, we completed the previously announced acquisition of Arbitron Inc.  As previously disclosed, we entered into an agreement on December 17, 2012 to acquire all of the outstanding common stock of Arbitron for $48 per share for a total $1.3 billion purchase price, funded by cash on hand and the aforementioned debt financing. The company will be updating its full year 2013 guidance to account for Arbitron on the conference call this morning.

Conference Call and Webcast

Nielsen will hold a conference call to discuss third quarter results at 8:30 a.m. U.S. Eastern Time (ET) on October 23, 2013.  The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-888-317-6016. Callers outside the U.S. can dial +1-412-317-6016. The passcode for the call is “Nielsen.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information.  Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

Results of Operations—(Three and Nine Months Ended September 30, 2013 and 2012)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2013	2012	2013	2012
Revenues	$1,387	$1,351	$4,092	$3,966
Cost of revenues	573	550	1,732	1,649
Selling, general and administrative expenses	434	429	1,310	1,295
Depreciation and amortization	117	124	364	367
Restructuring charges	20	4	63	57
Operating income	243	244	623	598
Interest income	1	1	2	3
Interest expense	(78)	(100)	(229)	(301)
Foreign currency exchange transaction (losses)/gains, net	(7)	1	(23)	(12)
Other income/(expense), net	12	(1)	—	3
Income from continuing operations before income taxes and equity in net (loss)/income of affiliates	171	145	373	291
Provision for income taxes	(40)	(58)	(104)	(93)
Equity in net (loss)/income of affiliates	—	(1)	3	1
Income from continuing operations	131	86	272	199
Income from discontinued operations, net of tax	—	20	319	37
Net income	131	106	591	236
Net (loss)/income attributable to noncontrolling interests	(3)	1	(4)	2
Net income attributable to Nielsen stockholders	$134	$105	$595	$234
Net income per share of common stock, basic
Income from continuing operations	$0.35	$0.23	$0.74	$0.55
Income from discontinued operations	$—	$0.06	$0.85	$0.10
Net income attributable to Nielsen stockholders	$0.35	$0.29	$1.59	$0.65
Net income per share of common stock, diluted
Income from continuing operations	$0.35	$0.23	$0.73	$0.54
Income from discontinued operations	$—	$0.06	$0.84	$0.10
Net income attributable to Nielsen stockholders	$.35	$0.29	$1.57	$0.64

Weighted-average shares of common stock outstanding, basic (a)	377,590,584	362,016,373	374,943,623	361,477,554
Dilutive shares of common stock	4,711,433	4,205,147	4,858,966	4,511,519
Weighted-average shares of common stock outstanding, diluted	382,302,017	366,221,520	379,802,589	365,989,073

(a)

On February 1, 2013, the mandatory convertible subordinated bonds were converted into 10,416,700 shares of Nielsen’s common stock at a conversion rate of 1.8116 shares per $50.00 principal amount of the bonds.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and cash flow and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and nine months ended September 30, 2013 and 2012, respectively:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2013	2012	2013	2012
Net income	$131	$106	$591	$236
Income from discontinued operations, net of tax	—	(20)	(319)	(37)
Interest expense, net	77	99	227	298
Provision for income taxes	40	58	104	93
Depreciation and amortization	117	124	364	367
EBITDA	365	367	967	957
Equity in net income of affiliates	—	1	(3)	(1)
Other non-operating (income)/expense, net	(5)	—	23	9
Restructuring charges	20	4	63	57
Stock-based compensation expense	11	10	32	24
Other items(a)	7	—	27	5

Adjusted EBITDA	398	382	1,109	1,051
Interest expense, net	(77)	(99)	(227)	(298)
Depreciation and amortization	(117)	(124)	(364)	(367)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	35	36	109	107
Cash paid for income taxes	(35)	(26)	(101)	(88)
Stock-based compensation expense	(11)	(10)	(32)	(24)
Interest expense attributable to mandatory convertible bonds	—	6	2	18
Adjusted net income	$193	$165	$496	$399
Adjusted net income per share of common stock, diluted	$0.50	$0.44	$1.30	$1.06
Weighted-average shares of common stock outstanding, basic	377,590,584	362,016,373	374,943,623	361,477,554
Dilutive shares of common stock from stock compensation plans	4,711,433	4,205,147	4,858,966	4,511,519
Shares of common stock convertible associated with the mandatory convertible bonds	—	10,416,700	1,195,991	10,416,700

Weighted-average shares of common stock outstanding, diluted	382,302,017	376,638,220	380,998,580	376,405,773

(a)	For the three and nine months ended September 30, 2013 and 2012, other items primarily consist of transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP.  The following table presents a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2013	2012	2013	2012
Net cash provided by operating activities	$321	$331	$581	$444
Less: Capital expenditures	(85)	(73)	(255)	(225)
Free cash flow	$236	$258	$326	$219

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2013 is as follows:

(IN MILLIONS)
Gross debt as of September 30, 2013	$6,882
Less: cash and cash equivalents as of September 30, 2013	737
Net debt as of September 30, 2013	$6,145
Adjusted EBITDA for the year ended December 31, 2012	$1,504
Less: Adjusted EBITDA for the nine months ended September 30, 2012	1,051
Add: Adjusted EBITDA for the nine months ended September 30, 2013	1,109
Adjusted EBITDA for the twelve months ended September 30, 2013	$1,562
Net debt leverage ratio as of September 30, 2013	3.93x

Proforma net debt leverage ratio as of September 30, 2013 (1) Proforma net debt leverage ratio includes Arbitron Adjusted EBITDA for the last twelve months ended September 30, 2013. (1)	3.56x